Exhibit 99.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2018, is made by and between Pelaria International LTD. (the “Seller”) and Yonguan Bi (the “Purchaser”).

RECITALS

WHEREAS, Seller is the sole record and beneficial owner of 1,000,000 shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of NF Energy Saving Corporation, a Delaware corporation (the “Company”); and

WHEREAS, the Purchaser desires to acquire the Shares from the Seller, and the Seller desire to sell the Shares to the Purchaser, in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, in connection with the Purchaser’s purchase of the Shares, the Purchaser and the Seller desire to establish certain rights and obligations between themselves.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

SECTION I PURCHASE AND SALE OF COMMON STOCK.

1.1 Purchase of Common Stock. Based upon the representations and warranties of the parties set forth in this Agreement, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, the Shares.

1.2 Payment for Common Stock. The Purchaser shall pay to the Seller an aggregate of $1,400,000 (the “Purchase Price”) for the Shares. The Purchaser will pay the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller.

SECTION II REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of the Seller. In order to induce the Purchaser to purchase the Shares hereunder, the Seller represents and warrants to the Purchaser that:

(a) Capacity of the Seller; Authorization; Execution of Agreements. The Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by him hereunder. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b) Title to Shares. The Seller is the sole record and beneficial owner of the Shares and has managerial and diapositive authority with respect to the Shares. The Seller has not granted any person a proxy with respect to the Shares that has not expired or been validly withdrawn. The sale and delivery by the Seller of the Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (other than restrictions on the resale of the Shares under applicable securities laws).

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that:

(a) Capacity of the Purchaser; Execution of Agreement. The Purchaser has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by him hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b) Investment Purpose. The Purchaser is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(c) Experienced Investor. The Purchaser is (i) experienced in making investments of the kind described in this Agreement. (ii) able, by reason of his business and financial experience, to protect his own interests in connection with the transactions described in this Agreement, and (iii) able to afford the loss of the entire Purchase Price.

(d) Information. The Purchaser acknowledges receipt of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ( the “Form 10-K”), as filed with the U.S. Securities and Exchange Commission on March 30, 2017, and is aware of all material information (financial or otherwise) regarding the Company as disclosed in the Form 10-K.

(e) High Risk Investment. The Purchaser understands that its investment in the Shares involves a high degree of risk. The Purchaser understands that the investment in the Shares may not provide any return and a return, if any, is likely to be well in the future.

(f) No Governmental Review. The Purchaser understands that no United States nor Chinese federal, state, provisional or local governmental authority has passed on or made any recommendation or endorsement of the Shares, or the fairness or suitability of the investment in the Shares, nor have such governmental authorities passed upon or endorsed the merits of the offering of the Shares.

(g) Transfer Restrictions. The Purchaser acknowledges that (1) the Shares have not been and are not being registered under the provisions of the Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) the Company is under no obligation to register the Shares under the Securities Act or to comply with the terms and conditions of any exemption thereunder or under U.S. state securities laws.

SECTION III MISCELLANEOUS.

3.1 Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Purchaser and the Seller.

3.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

3.3 Governing Law. The conclusion, validity, interpretation, termination and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

3.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.

3.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.6 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

3.7 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

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IN WITNESS WHEREOF, each of the Seller and the Purchaser have executed this Agreement as of the date first above written.

THE SELLER:

Pelaria International LTD

By:	/s/ Gang Li
Name:	Gang Li
Title:

THE PURCHASER:

/s/ Yongquan Bi
Name:	Yongquan Bi

Exhibit B

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2018, by and between NF Energy Saving Corporation, a Delaware corporation, having an address at Room 3106 Block C, 390 Qingnian Avenue, Heping District, Shenyang, P. R. China 110002 (the “Company”), and Yongquan Bi, ID number: 210211197807160031, having an address at 1-5-1 19 Wenxing Street, Ganjingzi District, Dalian City, Liaoning Province, P. R, China (the “Purchaser”).

RECITALS

A. The Company has authorized the sale and issuance of up to an aggregate of 500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) for a purchase price of $1.00 per share.

B. The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration for offers and sales to investors that are not U.S. Persons (as that term is defined in Regulation S) pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue, Five Hundred Thousand (500,000) shares of Common Stock (the “Shares”) at a price of US$1.00 per Share for an aggregate purchase price of Five Hundred Thousand United States Dollars (US$500,000) (the “Purchase Price”).

1.2 Payment of Purchase Price: Issuance of Shares. Purchaser shall pay the Purchase Price in U.S. Dollars or the equivalent of RMB (based on USD:RMB Exchange Rate then in effect) to an account designated by the Company within three (3) business days of the date hereof Upon the Company’s receipt of the full Purchase Price from the Purchaser, the Company shall promptly, but in no later than fifteen (15) business days, instruct its Transfer Agent to issue the Shares to the Purchaser.

ARTICLE II

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Company that:

2.1 Investment Purpose. The Purchaser is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

2.2 Experienced Investor. The Purchaser is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of his business and financial experience, to protect his own interests in connection with the transactions described in this Agreement, and (iii) able to afford the loss of the entire Purchase Price.

2.3 Securities Act Exemption. The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the Securities Act and United States state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

2.4 Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

2.5 High Risk Investment. The Purchaser understands that its investment in the Shares involves a high degree of risk. The Purchaser understands that the investment in the Shares may not provide any return and a return, if any, is likely to be well in the future.

2.6 No Governmental Review. The Purchaser understands that no United States Federal or state governmental authority has passed on or made any recommendation or endorsement of the Shares, or the fairness or suitability of the investment in the Shares, nor have such governmental authorities passed upon or endorsed the merits of the offering of the Shares.

2.7 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.8 General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

3.1 Organization. The Company and its subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated. The Company has the full corporate power and authority to enter into and execute this Agreement and to perform all of its obligations hereunder.

3.2 Binding Effect. This Agreement has been duly and validly executed by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3 Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable.

3.4 SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed within the two (2) years preceding the date hereof being hereinafter referred to as the “SEC Documents”). The Company is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of ny such extension. The Company represents and warrants that true and complete copies of the SEC Documents arc available on the SEC’s EDGAR website (https://www.sec.gov) at no charge to Purchaser, and Purchaser acknowledges that he may retrieve all SEC Documents from such website and such access to the SEC Documents through such website shall constitute delivery of the SEC Documents to the Purchaser. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act.

ARTICLE IV

COVENANTS

4.1 Transfer Restrictions. The Purchaser acknowledges that (1) the Shares have not been and are not being registered under the provisions of the Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Regulation S promulgated under the Securities Act may be made only in accordance with the terms of said Regulation; and (3) the Company is under no obligation to register the Shares under the Securities Act or to comply with the terms and conditions of any exemption thereunder or under U.S. state securities laws.

4.2 Restrictive Legend. The Purchaser acknowledges and agrees that the certificates and other instruments representing any of the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES WILL BE OFFERED ONLY OUTSIDE OF THE UNITED STATES TO NON-U.S. PERSONS PURSUANT TO THE PROVISIONS OF REGULATION S OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

ARTICLE V
LIABILITY

5.1 If either party fails to perform or materially violates any provision of this Agreement, the breaching party shall indemnify the non-breaching party for all economic losses. Except as otherwise provided for in this Agreement, the non-breaching party shall have the right to request the termination of this Agreement and to claim indemnification from the breaching party for all economic losses incurred thereby.

ARTICLE VI

CONFIDENTIALITY

6.1 Without the written consent of the other party, either party shall not disclose to any third-party the business secrets of the other party acquired in the process of implementing this Agreement or related information, nor the content of this Agreement and any related documents may be disclosed to any third party, except as required by laws and regulations, including the rules and regulations of the U.S. Securities and Exchange Commission.

6.2 The confidentiality clause shall be an independent clause which shall be valid, whether this Agreement is signed, altered, rescinded or terminated.

ARTICLE VII

GOVERNING LAW; DISPUTE RESOLUTION

7.1 The conclusion, validity, interpretation, termination and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

7.2 All disputes arising out of or in connection with this Agreement shall be settled by both parties in good faith through bona fide negotiation. If no agreement can be reached, either party shall have the right to resolve such dispute by submitting it to the Dalian intermediate people’s court for settlement.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

8.2 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party without the prior written consent of the other party.

8.3 Binding Effect. This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

8.4 Amendment. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser.

8.5 Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party.

8.6 Severability. If any one of the provisions contained in this Agreement, for any reason, shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

8.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8 Force Majeure. If either party fails to fulfill its obligations hereunder and such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war, revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

COMPANY

NF ENERGY SAVING CORPORATION

By:	/s/ Gang Li
Name: Gang Li
Title: Chief Executive Officer

PURCHASER:

By:	/s/ Yongquan Bi
Name: Yongquan Bi